Exhibit 5.1

DUANE MORRIS LLP
111 S. Calvert Street, Suite 2000
Baltimore, MD 21202

June 12, 2017

RAIT Financial Trust Two Logan Square 100 N. 18th Street, 23rd Floor Philadelphia, PA 19103

Re:Registration Statement on Form S-3

Ladies and Gentlemen:

We serve as Maryland counsel to RAIT Financial Trust, a Maryland real estate investment company (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 1,000,000 common shares of beneficial interest, $0.03 par value per share, of the Company (the “Common Shares”), to be offered and sold from time to time pursuant to the Company’s Dividend Reinvestment and Share Purchase Plan (as amended from time to time, the “DRSPP”). The Common Shares are covered by the Registration Statement on Form S-3 (File No. 333-217776) (the “Registration Statement”) filed on May 8, 2017 by the Company with the Securities and Exchange Commission (the “Commission”).  This opinion is being provided at your request in connection with the filing of the Prospectus Supplement (as herein defined).

For purposes of rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.The Registration Statement;

2.The Prospectus, dated June 9, 2017, as supplemented by a Prospectus Supplement, dated June 12, 2017 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations promulgated under the Act;

3.The Amended and Restated Declaration of Trust, as amended, corrected and supplemented, of the Company (the “Declaration”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.The Bylaws of the Company, certified as of the date hereof by an officer of the Company (the “Bylaws”);

5.Resolutions adopted by the Board of Trustees of the Company (the “Board”) relating to, among other matters, the registration and issuance of the Common Shares, certified as of the date hereof by an officer of the Company (the “Resolutions”);

RAIT Financial Trust

June 12, 2017

6.The DRSPP;

7.A certificate of the SDAT as to the good standing of the Company, dated June 12, 2017; and

8.A Certificate executed by Anders Laren an officer of the Company, dated as of the date hereof (the “Certificate”).

In such examination, and prior to our expressing any opinions, we have assumed: (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so, (iv) each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding, (v) the authenticity of all Documents submitted to us as originals, (vi) the conformity to original documents of all Documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents (vii) there has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise, and (viii) that all records and other information made available to us by the Company on which we have relied are complete in all material respects.  As to all questions of fact material to these opinions, we have relied solely upon the Certificate or comparable documents and upon any representations and warranties contained in the other Documents, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.The Company is a real estate investment trust validly existing and in good standing under the laws of the State of Maryland.

2.The issuance of the Common Shares has been duly authorized, and when and to the extent issued and delivered by the Company pursuant to the Documents against payment of the consideration set forth therein, will be (assuming that, upon issuance, the total number of common shares of beneficial interest issued and outstanding will not exceed the total number of common shares of beneficial interest that the Company is then authorized to issue under the Charter) validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the substantive laws of the State of Maryland, which, in our experience, without having made any special investigation as to the applicability of any specific law, rules or regulation, are normally applicable to transactions of this type contemplated by the Documents (collectively, the “Applicable Laws”).  No opinion is expressed as to the effect on the matters covered by this letter of the laws, rules or regulations of (i) the United States of America or (ii) the securities (or as they are known to the vernacular “blue sky”) laws of

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June 12, 2017

the State of Maryland, whether in any such case applicable directly or through the Applicable Laws.  The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinions expressed herein are rendered as of the date hereof and are based on existing law, which is subject to change.  Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date.  We do not undertake to advise you of any changes in the opinions expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Plan (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Duane Morris LLP